UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2005

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement

     On February 8, 2005, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into a collaboration agreement (“Collaboration Agreement”) with Medtronic, Inc. (“Medtronic”) to pursue the development of therapeutics for the treatment of neurodegenerative disorders such as Huntington’s, Alzheimer’s and Parkinson’s disease. The collaboration will focus on developing novel drug-device combinations incorporating RNAi therapeutics. Initial development under the Collaboration Agreement will focus on delivering RNAi therapeutics to specific areas of the brain through an implantable infusion system.

     Under the terms of the Collaboration Agreement, Alnylam and Medtronic have agreed to engage in an initial joint technology development program for a term of two years, which term may be extended by mutual agreement of Alnylam and Medtronic. Either Alnylam or Medtronic may terminate the Collaboration Agreement at any time. In the event that Alnylam terminates the Collaboration Agreement prior to the completion of the term of the initial joint technology development program and a joint decision to initiate product development or in the event that Medtronic terminates the Collaboration Agreement at any time, any licenses granted to Medtronic under the Collaboration Agreement generally terminate. In the event that Alnylam terminates the Collaboration Agreement after the completion of the term of the initial joint technology development program and a joint decision to initiate product development, Medtronic generally may retain any licenses granted to it under the Collaboration Agreement and continue product development unilaterally, subject to modified financial terms.

     After successful completion of the initial joint technology development program and a joint decision to initiate product development, Alnylam would be responsible for the discovery and early development of candidate RNAi therapeutics, and Medtronic would be responsible for late-stage development and commercialization of any drug-device products that result. Medtronic also would adapt or develop medical devices to deliver the candidate RNAi therapeutics to targeted locations in the nervous system.

     After successful completion of the initial joint technology development program and a joint decision to initiate product development, Alnylam would be eligible to receive additional cash milestone payments for each product developed and royalties on sales of any RNAi therapeutic component of novel drug-device combinations that result from the collaboration.

     The information contained in Item 3.02 below is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

     As described above, on February 8, 2005, Alnylam and Medtronic entered into the Collaboration Agreement.

     After successful completion of the initial joint technology development program and a joint decision to initiate product development under the Collaboration Agreement, Medtronic has agreed that it would make an initial equity investment in Alnylam and would make additional investments upon the successful completion of specified milestones. In the event of a joint decision to initiate product development and the successful completion of these milestones, the aggregate amount of Alnylam common stock that Medtronic would purchase would be $21 million. The Collaboration Agreement provides that the amount of the investment to be made at the time of the joint decision to initiate product development would be between $1.0 million and $8.0 million, as determined by Alnylam, and would be for a purchase price per share equal to the average of the last reported sale prices per share of Alnylam common stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day that is two trading days prior to the date of the decision to initiate product development. The remaining investments would be made upon the achievement of specified milestones at a purchase price equal to 120% of the average of the last reported sale prices per share of Alnylam common stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day that is two trading days prior to the occurrence of the applicable milestone. The aggregate amount of Alnylam common stock that Medtronic would purchase would not represent more than 19.9% of the voting power of all issued and outstanding shares immediately following any such purchase nor exceed the number of shares that may be issued by Alnylam without shareholder approval under applicable Nasdaq rules. In the event that either Medtronic or Alnylam determines not to initiate product development under the Collaboration Agreement, Medtronic would not be required to make any equity investment in Alnylam.

     The shares of common stock of Alnylam that may be issued to Medtronic upon the satisfaction of the conditions set forth in the Collaboration Agreement, as described above, would be issued in reliance on exemptions from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(2) and/or Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering. Medtronic would be expected to represent to Alnylam in connection with its purchase that it is an accredited investor and is acquiring the shares for investment and not distribution, that it could bear the risks of the investment and could hold the securities for an indefinite period of time.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: February 9, 2005	By:	/s/ John M. Maraganore, Ph.D.

John M. Maraganore, Ph.D.
President and Chief Executive Officer